CUSIP No. 164126104                                           Page 1 of 11 Pages




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         CHEQUEMATE INTERNATIONAL, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    164126104
                                 (CUSIP Number)


                                February 9, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

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CUSIP No. 164126104                                           Page 2 of 11 Pages


1        Name of Reporting Person
         I.R.S. Identification Number of Above Person (entities only)
                  Augustine Fund, L.P.

2        Check The Appropriate Box If a Member of a Group         (a)[X]
                                                                  (b)[ ]

3        SEC Use Only

4        Citizenship or Place of Organization
                  Illinois

                       5        Sole Voting Power
                                0 shares
Number of
Shares                 6        Shared Voting Power
Beneficially                    1,738,968 shares
Owned By
Each Reporting         7        Sole Dispositive Power
Person With                     0 shares

                       8        Shared Dispositive Power
                                1,738,968 shares

9        Aggregate Amount Beneficially Owned by Each Reporting Person-
                  1,738,968 shares

10       Check Box If The Aggregate Amount in Row (9) Excludes
         Certain Shares                                           [ ]

11       Percent of Class Represented By Amount in Row (9)
                  6.8%

12       Type of Reporting Person
                  PN

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CUSIP No. 164126104                                           Page 3 of 11 Pages


1        Name of Reporting Person
         I.R.S. Identification Number of Above Person (entities only)
                  Augustine Capital Management, LLC

2        Check The Appropriate Box If a Member of a Group         (a)[X]
                                                                  (b)[ ]

3        SEC Use Only

4        Citizenship or Place of Organization
                  Delaware

                       5        Sole Voting Power
                                0 shares
Number of
Shares                 6        Shared Voting Power
Beneficially                    1,738,968 shares
Owned By
Each Reporting         7        Sole Dispositive Power
Person With                     0 shares

                       8        Shared Dispositive Power
                                1,738,968 shares

9        Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,738,968 shares

10       Check Box If The Aggregate Amount in Row (9) Excludes
         Certain Shares                                           [ ]

11       Percent of Class Represented By Amount in Row (9)
                  6.8%

12       Type of Reporting Person
                  CO

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CUSIP No. 164126104                                           Page 4 of 11 Pages


1        Name of Reporting Person
         I.R.S. Identification Number of Above Person (entities only)
                  John T. Porter

2        Check The Appropriate Box If a Member of a Group         (a)[X]
                                                                  (b)[ ]

3        SEC Use Only

4        Citizenship or Place of Organization
                  Illinois

                       5        Sole Voting Power
                                0 shares
Number of
Shares                 6        Shared Voting Power
Beneficially                    1,738,968 shares
Owned By
Each Reporting         7        Sole Dispositive Power
Person With                     0 shares

                       8        Shared Dispositive Power
                                1,738,968 shares

9        Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,738,968 shares

10       Check Box If The Aggregate Amount in Row (9) Excludes
         Certain Shares                                           [ ]

11       Percent of Class Represented By Amount in Row (9)
                  6.8%

12       Type of Reporting Person
                  IN

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CUSIP No. 164126104                                           Page 5 of 11 Pages


1        Name of Reporting Person
         I.R.S. Identification Number of Above Person (entities only)
                  Brian D. Porter

2        Check The Appropriate Box If a Member of a Group         (a)[X]
                                                                  (b)[ ]

3        SEC Use Only

4        Citizenship or Place of Organization
                  Illinois

                       5        Sole Voting Power
                                0 shares
Number of
Shares                 6        Shared Voting Power
Beneficially                    1,738,968 shares
Owned By
Each Reporting         7        Sole Dispositive Power
Person With                     0 shares

                       8        Shared Dispositive Power
                                1,738,968 shares

9        Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,738,968 shares

10       Check Box If The Aggregate Amount in Row (9) Excludes
         Certain Shares                                           [ ]

11       Percent of Class Represented By Amount in Row (9)
                  6.8%

12       Type of Reporting Person
                  IN

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CUSIP No. 164126104                                           Page 6 of 11 Pages



1        Name of Reporting Person
         I.R.S. Identification Number of Above Person (entities only)
                  Thomas Duszynski

2        Check The Appropriate Box If a Member of a Group         (a)[X]
                                                                  (b)[ ]

3        SEC Use Only

4        Citizenship or Place of Organization
                  Illinois

                       5        Sole Voting Power
                                0 shares
Number of
Shares                 6        Shared Voting Power
Beneficially                    1,738,968 shares
Owned By
Each Reporting         7        Sole Dispositive Power
Person With                     0 shares

                       8        Shared Dispositive Power
                                1,738,968 shares

9        Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,738,968 shares

10       Check Box If The Aggregate Amount in Row (9) Excludes
         Certain Shares                                           [ ]

11       Percent of Class Represented By Amount in Row (9)
                  6.8%

12       Type of Reporting Person
                  IN

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CUSIP No. 164126104                                           Page 7 of 11 Pages


1        Name of Reporting Person
         I.R.S. Identification Number of Above Person (entities only)
                  David R. Asplund

2        Check The Appropriate Box If a Member of a Group         (a)[X]
                                                                  (b)[ ]

3        SEC Use Only

4        Citizenship or Place of Organization
                  Illinois

                       5        Sole Voting Power
                                0 shares
Number of
Shares                 6        Shared Voting Power
Beneficially                    1,738,968 shares
Owned By
Each Reporting         7        Sole Dispositive Power
Person With                     0 shares

                       8        Shared Dispositive Power
                                1,738,968 shares

9        Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,738,968 shares

10       Check Box If The Aggregate Amount in Row (9) Excludes
         Certain Shares                                           [ ]

11       Percent of Class Represented By Amount in Row (9)
                  6.8%

12       Type of Reporting Person
                  IN

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CUSIP No. 164126104                                           Page 8 of 11 Pages


Item 1(a) Name of Issuer:

         Chequemate International, Inc.

Item 1(b) Address of Issuer's Principal Office:

         57 West 200 South
         Suite 350
         Salt Lake City, UT 84101

Item 2(a) Name of Person Filing:

         Augustine Fund, L.P.
         Augustine Capital Management, LLC
         John T. Porter
         Brian D. Porter
         Thomas Duszynski
         David R. Asplund

Item 2(b) Address of Principal Business Office or, if none, Residence:

         The business address of each person filing is 141 West Jackson Boulevard, Suite 2182, Chicago, Illinois 60606.

Item 2(c) Citizenship:

         Augustine Fund, L.P. is an Illinois limited partnership.
         Augustine  Capital  Management,  LLC is an Delaware  limited  liability company.
         John T. Porter, Brian D. Porter, Thomas Duszynski and David R. Asplund are all United States citizens and residents of the State of Illinois.

Item 2(d) Title of Class of Securities:

         Common Stock.

Item 2(e) CUSIP Number:

         164126104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.
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CUSIP No. 164126104                                           Page 9 of 11 Pages


Item 4. Ownership

               Augustine Fund, L.P. ("Augustine Fund") may be deemed to share power to vote and dispose of the shares owned of record with its general partner Augustine Capital Management, LLC ("Augustine Capital") and with the controlling members, directors and officers of Augustine Capital, all of whom are John T. Porter, Brian D. Porter, Thomas Duszynski and David R. Asplund. Such shares may be deemed to be beneficially owned by any or all of Augustine Fund, Augustine Capital John T. Porter, Brian D. Porter, Thomas Duszynski and David R. Asplund (collectively, the "Group Members").

     (a)  Amount Beneficially Owned:

               The Group Members beneficially own 1,738,968 shares, calculated on January 18, 2000 on an as-converted basis.

     (b)  Percent of Class:

               The Group Members beneficially own 6.8% of the class, calculated on January 18, 2000 on an as-converted basis.

     (c) Each of the Group Members has the number of shares listed below as to which such Group Member has:

               (i)  sole power to vote or direct the vote: 0

               (ii) shared power to vote or direct the vote: 1,738,968

               (iii) sole power to dispose or direct the disposition of: 0

               (iv) shared  power to  dispose  or  direct  the  disposition  of:
                    1,738,968

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

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CUSIP No. 164126104                                          Page 10 of 11 Pages


Item 8. Identification and Classification of Members of the Group

     The Group Members are the members of the group filing this Schedule 13G.

Item 9. Notice of Dissolution of Group

     Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 164126104                                          Page 11 of 11 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 25, 2000


                                        AUGUSTINE FUND, L.P.

                                        By: /s/ Thomas Duszynski

                                        Its:  Chief Financial Officer


                                        AUGUSTINE CAPITAL MANAGEMENT, LLC

                                        By: /s/ Thomas Duszynski

                                        Its:  Chief Financial Officer


                                        JOHN T. PORTER

                                        /s/ John Porter

                                        BRIAN D. PORTER

                                        /s/ Brian D. Porter


                                        THOMAS DUSZYNSKI

                                        /s/ Thomas Duszynski


                                        DAVID R. ASPLUND

                                        /s/ David R. Asplund